Exhibit 10.2

TERM PROMISSORY NOTE

Principal Loan Amount:	$1,487,200.00	City, State:	Chicago, IL
Date:

FOR VALUE RECEIVED, Worksport USA Operations Corporation, a Colorado corporation with its principal place of business located at 2500 N. America Drive, West Seneca, New York 14224 (“Borrower”), promises to pay to the order of Loeb Term Solutions LLC, an Illinois limited liability company with its principal place of business located at 8609 W. Bryn Mawr, Suite 208, Chicago, Illinois 60631 (“Lender”), the principal sum of ONE MILLION FOUR HUNDRED EIGHTY-SEVEN THOUSAND TWO HUNDRED AND NO/100 DOLLARS ($1,487,200.00), together with interest from time to time outstanding at the Prime Rate (as defined below) plus seven percent (7%) per annum (the “Effective Rate”) or the Maximum Rate (as defined below), whichever is lower. Interest shall be computed based on a 365 day year based on a simple interest basis. The Prime Rate shall mean the rate of interest quoted in the Wall Street Journal, Money Rates Section as the “Prime Rate” (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks). In the event that the Wall Street Journal quotes more than one rate, or a range of rates as the Prime Rate, then the Prime Rate shall mean the highest of the quoted rates. In the event that the Wall Street Journal ceases to publish a Prime Rate, then the Prime Rate shall be the average interest rate of the three largest U.S. money center commercial banks, as determined by Lender. The Effective Rate hereunder shall change each time there is a change in the Prime Rate. As used herein, the “Maximum Rate” shall mean, on any day, the highest non-usurious rate of interest permitted by applicable law on such day.

The proceeds of this Note shall be used exclusively for business purposes and not for household, family or personal use.

Borrower and all endorsers, sureties, guarantors and any other persons liable or to become liable with respect to the loan (the “Loan”) evidenced by this Term Promissory Note (the “Note”) are each included in the term “Obligors” as used in this Note.

This Note is referred to in and was delivered pursuant to a certain Credit and Security Agreement of even date herewith, as may be amended or restated from time to time (the “Security Agreement”). Reference is made to the Security Agreement for additional terms relating to this Note and the security given for this Note. Any capitalized terms used in this Note, if not defined in this Note, will have the meanings assigned to such terms in the Security Agreement.

From and after an event of Default (as defined in the Security Agreement) subject to any notice and cure periods provided in the loan documents, and regardless of whether the Lender elects to accelerate the Maturity Date of this Note, the entire principal remaining unpaid hereunder shall bear interest at the rate equal to the Effective Rate plus six percent (6%) per annum or the Maximum Rate, whichever is lower.

Borrower understands and agrees that the weekly payments under this Note are based on a five (5) year amortization (the “Amortization Period”), but with a balloon payment of all principal, accrued interest and all other amounts owing hereunder due on the three (3) year Maturity Date (defined below).

Payments of principal and interest under this Note shall be payable in lawful money of the United States when due without set-off, counterclaim, deduction or withholding for any reason whatsoever on the dates and in the amounts specified below:

Payments of principal and interest shall be made in one hundred and fifty-six (156) consecutive weekly payments as follows: One hundred and fifty-five (155) weekly installments of principal and interest on each Wednesday commencing on the first Wednesday after the date of this Note, and then the one hundred and fifty-sixth (156th) and final installment due on the one hundred and fifty-sixth (156th) Wednesday after the date of this Note (the “Maturity Date”) of all outstanding principal, accrued interest, fees and all other amounts due hereunder. It is understood and agreed that weekly payments will first be applied to payment of interest, second to late charges and other fees, and the balance, if any, will be applied to the payment of principal. Borrower understands and agrees that the weekly payments will not fully amortize the Loan over a period of three (3) years, and that the final balloon payment will be substantially higher than the regular weekly payments. In addition, in the event that the Prime Rate increases the Lender may require an adjustment in the weekly payments hereunder by utilizing the Effective Rate in effect on such date and the principal amount outstanding on such date such that the monthly payments so calculated would pay off the Note in full by the end of the Amortization Period, and which adjusted amount the Borrower agrees to pay. In the event of such adjustment in the weekly payment, the Amortization Period of the Loan shall not change. The Lender shall provide Borrower with an amortization table in connection with the Loan closing setting forth, among other things, the then current weekly payment amount, and shall use reasonable efforts to provide Borrower a revised amortization table when it advises Borrower of a change in the weekly payment amount.

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If any payment falls due on a day other than a Business Day, then such payment shall instead be made on the next succeeding Business Day, and interest shall accrue accordingly. Any payment received by Lender after 1:00 p.m. (Central Standard Time) shall not be credited against the indebtedness under this Note until the next succeeding Business Day. “Business Day” means any day excluding Saturday, Sunday, and any day which is a legal holiday under the laws of the State of Illinois or which is a day on which Lender is otherwise closed for transacting business. Borrower shall receive immediate credit on payments only if made in the form of a federal wire transfer of cleared funds.

All payments to the Lender shall either (a) be made via ACH payment pursuant to an Automatic ACH Debit Agreement, or (b) are payable to the Lender at the following bank account, or such other account as may be determined by Lender from time to time:

Wiring Instructions

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Upon an event of Default or at any time thereafter, subject to any notice and cure periods provided in the Loan Documents, at the option of Lender all principal, interest and any other amounts remaining unpaid hereunder shall immediately become due and payable and Lender shall be entitled to pursue any and all rights and remedies provided by this Note, the Security Agreement and applicable law.

It is the intent of the parties that any money or other property charged, taken or received as interest, a finance charge or fee for the Loan, shall not exceed the limits (if any) imposed or provided by applicable law, and Lender hereby waives any right to demand such excess. In the event that any money or other property charged, taken or received as interest, a finance charge or a fee under this Note exceeds the Maximum Rate permitted by applicable law, then without further agreement or notice the obligation to be fulfilled shall be automatically reduced to such limit and all sums received by Lender in excess of those lawfully collectible as interest shall be (a) applied against the principal of the Loan with the same force and effect as though the payor had specifically designated such extra sums to be so applied to principal and Lender had agreed to accept such extra payment(s) as a premium-free prepayment or prepayments, and (b) if there are no outstanding obligations under this Note the remaining amount, if any, shall be refunded to Borrower.

Subject to any notice and cure periods provided in the Loan Documents, the Obligors hereby severally: (a) waive presentment, protest, notice of dishonor, and the filing of any suit against or joinder of any other person; (b) waive any exemption of any property, wherever located, from garnishment, levy, execution, seizure or attachment prior to or in execution of judgment, or sale under execution or other process for the collection of debts; (c) waive any right to plead laches as a defense in any action or proceeding; (d) consent and agree that, at any time and from time to time without notice, Lender and any Borrower, Guarantor, or their respective successors and assigns then primarily liable for the Loan may agree to renew, extend or compromise the Loan in whole or in part or to modify the terms of the Loan in any respect whatsoever; and (e) agree that until Lender receives all sums due under this Note in immediately available funds, no Obligor shall be released from liability with respect to the Loan unless Lender expressly releases such Obligor in a writing signed by Lender, and Lender’s release of any Obligor(s) shall not release any other person liable with respect to the Loan.

This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois.

Any provision of this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

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If this Note is signed by more than one person, then the term “Borrower” as used in this Note shall refer to all such persons jointly and severally, and all agreements, covenants, waivers, consents, representations, warranties and other provisions in this Note are made by and shall be binding upon each and every undersigned person, jointly and severally. The term “Lender” shall be deemed to include any subsequent holder(s) of this Note.

This Note cannot be changed or modified orally. Lender shall have the right unilaterally to correct patent errors or omissions. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the Borrower has caused this Term Promissory Note to be executed as of the date first written above.

Borrower:	Worksport USA Operations Corporation

Signature:
Name:	Steven Rossi
Title:	President
Date:

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